EX-77K

February 28, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Ivy Fund (the "Fund") (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR as part of the Fund's Form N-SAR dated February 28, 2003. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/PricewaterhouseCoopers LLP




































Attachment

PricewaterhouseCoopers LLP ("PWC") previously served as the independent accountants of Ivy Fund (the "Fund"). On December
16, 2002, PWC resigned as the Fund's independent accountants on the basis that it was no longer "independent" of the Fund within the meaning of the professional standards applicable to PWC.
This loss of independence was caused by the change of control of the Fund's investment adviser, which took place on December 16, 2002. The decision to change accountants was recommended by the audit committee of the Fund's Board of Trustees and approved by the Board.

PWC's reports on the Fund's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the Fund's two most recent fiscal years and through PWC's resignation on December 16, 2002, there have been no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PWC, would have caused PWC to make reference thereto in its reports on the Fund's financial statements for such years.

The Fund has requested that PWC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. On December 17, 2002, the Fund's Board of Trustees recommended and the Independent Trustees, separately, approved Deloitte & Touche LLP as the Fund's new independent accountant as of effective as of December 17, 2002, for the Fund's fiscal year ending December 31, 2002.